Exhibit 23.2

KPMG Auditores Independentes

Rua Arq. Olavo Redig de Campos, 105 - 12º Andar - Torre A

São Paulo, SP, CEP 04711-904

Phone: +55(11) 3940-5356

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated:

•	June 11, 2020 with respect to the combined carve-out statements of financial position of Vasta Platform Limited (Successor) as of December 31, 2019 and 2018 and the combined carve-out statements of profit or loss and other comprehensive income, statement of changes in parent’s net investment, and statement of cash flows for the year ended in December 31, 2019 and for the period from October 11, 2018 to December 31, 2018, and the related notes;

•	February 20, 2020 with respect to the combined carve-out statements of financial position of Somos - Anglo (Predecessor) as of December 31, 2017 and January 1, 2017, the related combined carve-out statements of profit or loss and other comprehensive income, statement of changes in parent’s net investment, and statement of cash flows for the period from January 1, 2018 to October 10, 2018 and the year ended December 31, 2017, and the related notes;

•	February 20, 2020 with respect to the carve-out statements of financial position of Pitágoras (Predecessor) as of December 31, 2017 and January 1, 2017, the related carve-out statements of profit or loss and other comprehensive income, statement of changes in parent’s net investment, and statement of cash flows for the period from January 1, 2018 to October 10, 2018 and the year ended December 31, 2017, and the related notes, all of which are incorporated by reference in Form S-8. and to the reference to our firm under the heading Expert in the prospectus

Our report of Somos-Anglo and Pitágoras refers to a change in accounting for revenue recognition and recognition of financial instruments as from January 1, 2018 due to the adoption of IFRS 15 – Revenue from contract with customer and IFRS 9 – Financial Instruments.

KPMG Auditores Independentes

São Paulo, São Paulo

July 31, 2020

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.